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EXHIBIT 3.1

                     ARTICLES OF INCORPORATION
                                 Of
                     IRON MASK MINING COMPANY.

     KNOW ALL MEN BY THESE PRESENTS: That we, the undersigned citizens of the United States of America, each over the age of twenty-one years, do hereby voluntarily associate ourselves together for the purpose of forming a domestic corporation under and by virtue of the laws of the State of Idaho. and we do hereby make, sign. acknowledge and file these Articles of Incorporation as follows:

                             ARTICLE I

     The name of this Corporation is and shall be, IRON MASK MINING
COMPANY.

                             ARTICLE II

     The objects and purposes for which this Corporation is formed are an principals, agents. or otherwise. to do In any part of the world any and every of the things herein set forth or permitted by law to the same extent as natural persons might and could do. In furtherance and not in limitation of the general powers conferred by the laws of the State of Idaho. we do expressly provide that the Corporation shall have power:

     (a) To purchase, sell, option, own, locate, lease, or otherwise aquire mortgage and dispose of lands. mines. mining claims. and mineral rights; to own. handle and control letters patent and inventions; and to own, enter, apply for patents for mines and mining millsites, mills. water-rights, tunnels and rights of way; to works prospect, explore. exploit and develop mines and mineral lands of every kind and nature and wherever the same may be situated, and to carry on the business of mining, milling and producing zinc, lead, gold, silver and any and all other metals and minerals of every kind and character and to sell and dispose of the same and the by-products thereof, and to do everything that may be necessary or proper in the conduct the business as of working such mines and mineral lands and the production of ores and metals therefrom; and to buy, sell, contract for, own, erect. and operate all mills, smelting and other ore reduction works, sawmills, machinery, roads. tramways, ditches, flumes, water-rights, power plants of any and all kinds whatsoever, and to develop and use electricity for power and lighting purposes and to file upon water-rights for any and all purposes.

     (b) To take, hold, lease, mortgage, own, purchase, or acquire by operation of the law or otherwise, real property or any interest therein or appurtenant thereto. Including storerooms, sawmills. store buildings, and any part thereof, or any interest therein, or to sell, lease, exchanges, mortgage or hypothecate real estate or any, interest therein and to engage in any and all undertakings and business necessary and proper to the improvement, and betterment of any of the

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land or real property or interest therein owned or otherwise acquired, or to be owned or otherwise acquired by said corporation. or in any other lands in which the said corporation may have any interests and to handle and deal in any land. interest in land. or other property or interest therein. of said corporation in any manner it may desire.

     (c) To enter into, make, perform and carry out any and all contracts or agreements of every kind, amount and character with any person, firm, associations, corporation. Federal or State government or any political subdivision, or corporation or agency thereof.

     (d) To purchase, own, sell, convey, mortgage, pledge, exchanges acquire, by operation of law or otherwise, personal property of every kind and characters, debts. dues and demands or causes of action, slid each and every kind of personal property# evidences of debts, bonds, stocks of this and other corporations, both public and private, which the Corporation may deem necessary and convenient for its business or otherwise.

     (e) To borrow and land money from and to any persons firm corporation association, or Federal or State government, or any political subdivision or corporation or agency thereof, and to make, take and execute notes, mortgages, bonds, deeds of trust, or other evidence of indebtedness to secure payment thereof, or by any other lawful manner or means, and to take and receive notes, bonds, mortgages, deeds of trust, or any evidence of indebtedness for the use and benefit of said Corporation, or otherwise.

     (f) To own, hold, lease, or sublet, or to conduct an its own account or for any person. firm,, association, corporation, or federal or state government or any political subdivision, or corporation or agency thereof, all and every kind of merchandise, business or property necessary or proper to carry on an account of the business of said Corporation.

     (g) To build any and all necessary shops, buildings, storerooms, boarding houses, sleeping quarters, sawmills and structures at any place proper or convenient to carry on any or all of the business of said Corporation.

     (h) To do and perform every met and thing necessary to carry out the above enumerated purposes, or calculated directly or indirectly to the advancements of the interests of the Corporations or to the enhancemert of the value of its stock, holdings and property of any kind or character.

                            ARTICLE III

     The corporate existence of this Corporation shall be perpetual.






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                             ARTICLE IV

     The location and post office address of the Corporation's registered office in the State of Idaho shall be Sandpoint, Idaho.

                             ARTICLE V

     The total authorized number of par value shares is 5,000,000. having an aggregate par value of $500,000.00.

                            ARTICLE VI

     The corporate powers of this Corporation shall be vested in a Board of Directors which shall consist of at least three and not more than nine Directors, an may be determined from time to time by the By-Laws.

                            ARTICLE VII

     Names, post office addresses and number of shares subscribed by each of the Incorporators is as follows:

Name                     Address                       No. of Shares

George M. Watt           Sagle, Idaho                  100
G. E. Sarff              Kootenai, Idaho               100
R. J. Evans              Kootenai, Idaho               100
Mary R. Churchill        Sagle, Idaho                  100
Mary McNearney           Bonners Ferry, Idaho          100
Robert W. "Woods         Sandpoint, Idaho              100

                            ARTICLE VIII

     In addition to the power conferred upon the shareholders by law to make, amend or repeal the By-Laws, the Directors shall have the power to repeal and amend the By-Laws and adopt new By-Laws, but such powers may be exercised only be a majority of the whole Board of Directors.

                             ARTICLE IX

     A Director or officer of the Corporation shall not, in the absence of actual fraud, be disqualified by his office from dealing or contracting with the Corporation, either as vendor, purchaser or otherwise; and, in the absence of actual fraud, no transaction or contract of the Corporation shall be void or voidable by reason of the fact that any Director or officer or any firm of which any Director or officer is a members or any other corporation of which any Director or officer is a shareholders officer or director, is in any way interested in such transaction or contract: provided such transaction or contract is or shall be authorized, ratified or approved, either (1) by a vote of the majority of a quorum of the Board of Directors or of the Executive Committee, if any, counting in for the purpose of determining the existence of such majority or quorum any Director when present who to so interested or who is a member of a firm so interested or who is

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a shareholder, officer or Director of a corporation so interested; or
(2) at a stockholders' meeting by a vote of the majority of the shares of, stock of the Corporation represented at much meeting and then entitled to vote, or (3) by writing or writings signed by a majority of the outstanding shares of stock of the Corporation then entitled to vote or by writing or writings signed by a majority of such holders, which shall have the same force and effect as though such authorization, ratification or approval were. made by all the stockholders: and no Director or officer shall be liable to account to the Corporation for any profits realized by him from or through any such transaction or contract of the Corporation authorized, ratified or approved as aforesaid, by reason. of the fact that he or any firm of which he is a member or any corporation of which he in a shareholders officer or director was interested in such transaction. Nothing in this paragraph contained shall create any liability in the events above mentioned or prevent the authorization, ratification or approval of such contracts or transactions in any other manner permitted by law, or invalidate or make voidable, any contract or transaction which mould be valid without reference to the provisions of this paragraph.

     IN WITNESS WHEREOF, We have hereunto set our hands and seals in triplicate as of this day of April, 1957.

/s/ George W. Watt (SEAL)     /s/ G. E. Sarff (SEAL>
George W. Watt                G. E. Sarff

/s/ R. J. Evans (SEAL)        /s/ H. R. Churchill (SEAL)
R. J. Evans                   H. R. Churchill

/s/ Mary McNearney (SEAL)     /s/ Robert W. Woods (SEAL)
Mary McNearney                Robert W. Woods


STATE OF IDAHO           )
                         ) ss.
County of Bonner         )

     On this 27th day of 1957. before me, a Notary Public in and for the State of Idaho, personally appeared GEORGE M. WATT, G. E. SARFF, R.
J. EVANS, H. R. CHURCHILL, MARY MCNEARNEY and ROBERT W. WOODS, known to me to be the persons whose names are subscribed to the foregoing instrument and acknowledge to me that they executed the same.

     IN WITNESS WHEREOF, I have hereunto set my hand and affixed my Notarial Seal the day and year in this certificate first above written.

                              /s/ L. J. McArthur
                              Notary Public in and for the State of
                              Idaho, residing at Sandpoint, Idaho.